Exhibit (a)(1)

FUNDAMENTAL CHANGE REPURCHASE RIGHT NOTICE, NOTICE OF RIGHT TO CONVERT, NOTICE OF ENTRY INTO SUPPLEMENTAL INDENTURE AND OFFER TO REPURCHASE TO HOLDERS OF 2.00% CONVERTIBLE SENIOR NOTES DUE 2017

ISSUED BY
VIROPHARMA INCORPORATED
CUSIP NUMBER: 928241AH1

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, dated as of March 19, 2007 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of March 26, 2007 (the “First Supplemental Indenture”), and the Second Supplemental Indenture, dated as of January 24, 2014 (the “Second Supplemental Indenture,” and the Base Indenture as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”), between ViroPharma Incorporated, a Delaware corporation (the “Company”), and Wilmington Trust Company), as Trustee (the “Trustee”), relating to the Company’s 2.00% Convertible Senior Notes due 2017 (the “Notes”) that each holder (each, a “Holder”) of the Notes has the right (the “Fundamental Change Repurchase Right”), at the Holder’s option, to require the Company to repurchase all of such Holder’s Notes, or any portion thereof that is a multiple of $1,000 principal amount, for cash, on February 25, 2014 (the “Fundamental Change Repurchase Date”).  The repurchase price (the “Fundamental Change Repurchase Price”) to be paid by the Company for Notes validly surrendered and not validly withdrawn will be 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date.

Holders may exercise their Fundamental Change Repurchase Right by providing notice (the “Fundamental Change Repurchase Notice”) to Wilmington Trust Company, as paying agent (the “Paying Agent”), at any time prior to 5:00 p.m., New York City time, on February 24, 2014 (the “Fundamental Change Expiration Time”) and by delivering the Notes described in the Fundamental Change Repurchase Notice to the Paying Agent through book-entry transfer on or after delivery of the Fundamental Change Repurchase Notice.  The Trustee has informed the Company that, as of the date hereof, all Notes are held through The Depository Trust Company (“DTC”) and there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase or conversion hereunder must be delivered through the transmittal procedures of DTC.  See “Section 3―Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase” for further information on how to deliver a Fundamental Change Repurchase Notice and surrender your Notes for repurchase.

Any Holder may withdraw its submission of a Fundamental Change Repurchase Notice by delivering a written notice of withdrawal to the Paying Agent at any time prior to the Fundamental Change Expiration Time.  The Fundamental Change Repurchase Price for any Notes that are validly surrendered and not validly withdrawn prior to the Fundamental Change Expiration Time will be paid by the Paying Agent, pursuant to Section 14.01(d) of the First Supplemental Indenture, promptly after the later of the Fundamental Change Repurchase Date and the time of book-entry transfer of such Notes to the Paying Agent. The Fundamental Change Repurchase Right is subject, in all respects, to the terms and conditions of the Indenture, the Notes and this Fundamental Change Repurchase Right Notice, Notice of Right to Convert, Notice of Entry into Supplemental Indenture and Offer to Repurchase (this “Notice”) and any related notice materials, as amended and supplemented from time to time.

Pursuant to the Agreement and Plan of Merger, dated as of November 11, 2013, among the Company, Shire Pharmaceutical Holdings Ireland Limited, a company incorporated in Ireland (“SPHIL”), Venus Newco, Inc., a Delaware corporation (“Merger Sub”), and, solely for the limited purposes set forth therein, Shire plc, a company incorporated in Jersey, Channel Islands (“Shire”), Merger Sub commenced a tender offer (the “Offer”) for all of the outstanding shares of common stock, par value $0.002 per share, of the Company (the “Shares”) for $50.00 per Share, net to the seller in cash, without interest.  The Offer expired at 12:00 midnight, New York City time, on January 23, 2014 (one minute after 11:59 p.m., New York City time, on January 23, 2014), and the tendered Shares were accepted for payment by Merger Sub on January 24, 2014. Later in the day, on January 24, 2014, Merger Sub merged with and into the Company (the “Merger”), with the Company remaining as the surviving entity and a wholly owned subsidiary of SPHIL.  In connection with the Merger, each Share (other than Shares owned by SPHIL or Merger Sub, or the Company or any of its subsidiaries, and Shares owned by stockholders who have properly exercised any available rights of appraisal under Section 262 of the Delaware General Corporation Law) not purchased pursuant to the Offer and outstanding at the effective time of the Merger was converted into the right to receive $50.00 in cash (the “Merger Consideration”) and the directors of the Company immediately prior to the effective time of the Merger were replaced with the directors of Merger Sub (the “Replacement of Directors”).  The closing of the Merger also resulted in the Shares no longer being traded on The NASDAQ Stock Market on January 24, 2014 (the “Delisting”). As a result of each of the consummation of the Offer, the completion of the Merger, the Replacement of Directors and the Delisting, a Fundamental Change (as defined in the Indenture, a “Fundamental Change”) occurred on January 24, 2014, and accordingly, each Holder has the Fundamental Change Repurchase Right described herein.

Alternative to the Fundamental Change Repurchase Right:
You May Elect to Convert Your Notes

The Indenture provides that, as a result of the consummation of the Offer, the completion of the Merger, the Replacement of Directors and the Delisting, and notwithstanding the Fundamental Change Repurchase Right, the Notes are convertible, at the option of the Holder, at any time beginning on November 14, 2013 until 5:00 p.m., New York City time, on March 10, 2014 (the “Conversion Period”). If you would like to convert your Notes, you must deliver the appropriate instruction form pursuant to DTC’s book-entry conversion program and transfer such Notes to Wilmington Trust Company, as conversion agent (the “Conversion Agent”), through the transmittal procedures of DTC, prior to the end of the Conversion Period.  See “Section 2.3―Conversion Rights of the Holders” for further information on how to deliver Notes for conversion.  You may not convert any Notes with respect to which you have already delivered a Fundamental Change Repurchase Notice unless you have validly withdrawn such Fundamental Change Repurchase Notice in accordance with the procedures described in this Notice.  Notes properly surrendered for conversion may not be withdrawn.

Pursuant to the terms of the Indenture, in connection with the consummation of the Merger, the Company entered into the Second Supplemental Indenture providing that, following the Merger, the Notes are convertible into the Merger Consideration that a Holder would have been entitled to receive upon the consummation of the Merger had each $1,000 principal amount of the Notes been converted into a number of Shares equal to the Conversion Rate (as defined in the Indenture, and taking into the account the make-whole premium due to any Holder converting such Notes in connection with the consummation of the Offer and the completion of the Merger, the “Conversion Rate”) immediately prior to the consummation of the Merger.  As a result, the Company’s conversion obligation with respect to Notes that are converted during the Conversion Period will be fixed at an amount in cash, equal to the Conversion Rate of 53.8224 multiplied by $50.00 (i.e., the Merger Consideration).  As a result, you will be entitled to receive $2,691.12 in cash per $1,000 aggregate principal amount of Notes validly surrendered for conversion and not validly withdrawn during the Conversion Period.  See “Section 2.3―Conversion Rights of the Holders” below for a comparison of the amount you currently would receive if your Notes are converted during the Conversion Period and the amount you would receive if your Notes are repurchased through exercise of the Fundamental Change Repurchase Right.  The right of Holders to convert their Notes is separate from the Fundamental Change Repurchase Right.

The value that you would currently receive if you validly exercised the Fundamental Change Repurchase Right is substantially less than the funds that you would receive if you converted your Notes during the Conversion Period. You should review this Notice carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. None of the Company, SPHIL, Shire or any of their respective affiliates, or any of its or their respective boards of directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether or not to surrender or convert that Holder’s Notes.

This Notice constitutes the “Fundamental Change Repurchase Right Notice” required to be delivered pursuant to Section 14.01(b) of the First Supplemental Indenture in relation to each Fundamental Change identified herein.  This Notice also constitutes the notice of the Holder’s right to convert required to be delivered pursuant to Section 12.01(e) of the of the First Supplemental Indenture with respect to the consummation of the Offer, the closing of the Merger, the Replacement of Directors and the Delisting.  Finally, this Notice constitutes the notice required to be delivered to Holders pursuant to Section 12.10(c) of the First Supplemental Indenture in connection with the entry into the Second Supplemental Indenture.

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The Paying Agent and Conversion Agent is:
Wilmington Trust Company

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:
Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, Delaware 19890 Corporate Trust Office Attention: Work Flow Management 5th Floor	Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, Delaware 19890 Corporate Trust Office Attention: Corporate Client Services (ViroPharma Incorporated)	Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, Delaware 19890 Corporate Trust Office Attention: Corporate Client Services (ViroPharma Incorporated)

Or
By Facsimile Transmission:
(302) 636-4139
Email:
DTC2@wilmingtontrust.com

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TABLE OF CONTENTS

Page

Summary Term Sheet			1
Cautionary Note Regarding Forward-Looking Statements			7
Important Information Concerning The Fundamental Change Repurchase Right and Conversion Rights			7
1.	Information Concerning the Company		7
	1.1	The Company	7
	1.2	The Merger Agreement	7
2.	Information Concerning the Notes		8
	2.1	The Company’s Obligation to Repurchase the Notes	8
	2.2	Repurchase Price	8
	2.3	Conversion Rights of the Holders	9
	2.4	Market for the Notes and the Shares	11
	2.5	Interest	12
	2.6	Fundamental Change and Repurchase Rights	12
	2.7	Ranking	12
3.	Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase		12
	3.1	Method of Delivery	12
	3.2	Agreement to be Bound by the Terms of the Fundamental Change Repurchase Right	13
4.	Right of Withdrawal		14
5.	Payment for Surrendered Notes; Source and Amount of Funds		14
	5.1	2013 Facilities Agreement	15
	5.2	2010 Facilities Agreement	16
6.	Notes Acquired		16
7.	Plans or Proposals of the Company		16
8.	Interests of Directors, Executive Officers and Affiliates of the Company in the Notes		17
9.	Agreements Involving the Company’s Notes		17
10.	Purchases of Notes by the Company and Its Affiliates		17
11.	Material U.S. Federal Income Tax Considerations.		18
12.	Additional Information		20
13.	No Solicitations		23
14.	Conflicts		23

No person has been authorized to give any information or to make any representations other than those contained in this Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Notice does not constitute an offer to buy or the solicitation of an offer to sell Notes in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Notice shall not under any circumstances create any implication that the information contained in this Notice is current as of any time subsequent to the date of such information. None of the Company, SPHIL, Shire or any of their respective affiliates, or any of its or their respective boards of directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether or not to surrender or convert (if at all) such Holder’s Notes. You should consult your own financial and tax advisors and must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the right (the “Fundamental Change Repurchase Right”) of each holder of the 2.00% Convertible Senior Notes due 2017 of the Company (as defined below) (the “Notes”) to require the Company to repurchase, and the obligation of the Company to repurchase, the Notes, subject to the terms and conditions of the Indenture (as defined below), the Notes and this Fundamental Change Repurchase Right Notice, Notice of Right to Convert, Notice of Entry into Supplemental Indenture and Offer to Repurchase (this “Notice”) and related notice materials, as amended and supplemented from time to time.  To understand the Fundamental Change Repurchase Right fully and for a more complete description of the terms of the Fundamental Change Repurchase Right, we urge you to read carefully the remainder of this Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary. Unless stated to the contrary, or unless the context otherwise requires, references to “the Company,” “we,” “our,” or “us” in this Notice include ViroPharma Incorporated.

Who is offering to repurchase my Notes?

ViroPharma Incorporated, a Delaware corporation (the “Company”), is an international biotechnology company dedicated to the development and commercialization of novel solutions for physician specialists to address unmet medical needs of patients living with diseases that have few if any clinical therapeutic options, including therapeutics for rare and orphan diseases, and, following the consummation of the Merger (as defined below), became a wholly owned subsidiary of Shire plc, a company incorporated in Jersey, Channel Islands (“Shire”), a leading global specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician. (Page 7)

Why is the Company offering to repurchase my Notes?

Pursuant to the terms of the Indenture (as defined below) and the Notes, upon a Fundamental Change (as defined in the Indenture, a “Fundamental Change”), each holder (each, a “Holder”) of the Notes may require us to repurchase some or all of its Notes at a repurchase price in cash equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date (as defined below) (the “Fundamental Change Repurchase Price”). Pursuant to the Agreement and Plan of Merger, dated as of November 11, 2013 (the “Merger Agreement”), among the Company, Shire Pharmaceutical Holdings Ireland Limited, a company incorporated in Ireland (“SPHIL”), Venus Newco, Inc., a Delaware corporation (“Merger Sub”), and, solely for the limited purposes set forth therein, Shire, Merger Sub commenced a tender offer (the “Offer”) for all of the outstanding shares of common stock, par value $0.002 per share, of the Company (the “Shares”) for $50.00 per Share, net to the seller in cash, without interest.  The Offer expired at 12:00 midnight, New York City time, on January 23, 2014 (one minute after 11:59 p.m., New York City time, on January 23, 2014), and the tendered Shares were accepted for payment by Merger Sub on January 24, 2014. Later in the day, on January 24, 2014, Merger Sub merged with and into the Company (the “Merger”), with the Company remaining as the surviving entity and a wholly owned subsidiary of SPHIL.  In connection with the Merger, each Share (other than Shares owned by SPHIL or Merger Sub, or the Company or any of its subsidiaries, and Shares owned by stockholders who have properly exercised any available rights of appraisal under Section 262 of the Delaware General Corporation Law) not purchased pursuant to the Offer and outstanding at the effective time of the Merger was converted into the right to receive $50.00 in cash (the “Merger Consideration”) and the directors of the Company immediately prior to the effective time of the Merger were replaced with the directors of Merger Sub (the “Replacement of Directors”). The closing of the Merger resulted in the Shares no longer being traded on The NASDAQ Stock Market (“NASDAQ”) on January 24, 2014 (the “Delisting”). As a result of each of the consummation of the Offer, the completion of the Merger, the Replacement of Directors and the Delisting, a Fundamental Change occurred on January 24, 2014, and accordingly, each Holder has the Fundamental Change Repurchase Right described herein. (Page 8)

What Notes are the Company obligated to repurchase?

We are obligated to repurchase all of the Notes, or any portion thereof that is a whole multiple of $1,000 principal amount, validly surrendered pursuant to the Fundamental Change Repurchase Right, at the option of the Holder, and not validly withdrawn.  As of January 22, 2014, there was $204,980,000 aggregate principal amount of Notes outstanding. The Notes were issued under the Indenture, dated as of March 19, 2007 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of March 26, 2007 (the “First Supplemental Indenture”), and the Second Supplemental Indenture, dated as of January 24, 2014 (the “Second Supplemental Indenture,” and the Base Indenture as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”), between the Company and Wilmington Trust Company, as Trustee (the “Trustee”). (Page 8)

How much will the Company pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, we will pay, in cash, the Fundamental Change Repurchase Price, which is equal to 100% of the principal amount, plus accrued and unpaid interest thereon to, but excluding, February 25, 2014 (the “Fundamental Change Repurchase Date”), with respect to any and all Notes validly surrendered through a notice (“Fundamental Change Repurchase Notice”) delivered to Wilmington Trust Company, as paying agent (the “Paying Agent”), and not validly withdrawn prior to 5:00 p.m., New York City time, on February 24, 2014 (the “Fundamental Change Expiration Time”), and which Notes are subsequently delivered by book-entry transfer to the Paying Agent.  Holders who validly surrender and do not validly withdraw their Notes in connection with the Fundamental Change Repurchase Right will be entitled to receive accrued cash interest payable on their Notes accrued to, but excluding, the Fundamental Change Repurchase Date in an amount equal to the following computation multiplied by each $1,000 of principal amount surrendered for repurchase and not validly withdrawn: the current interest rate multiplied by the number of days from the last interest payment date on which interest has been paid (September 15, 2013) to, but excluding, the Fundamental Change Repurchase Date, divided by 360. The Company estimates that the accrued interest payable on any Notes that are surrendered for repurchase will be approximately $8.83 per $1,000 principal amount of Notes surrendered, assuming a Fundamental Change Repurchase Date of February 25, 2014.  The Company therefore estimates that the Fundamental Change Repurchase Price on any such Notes will be approximately $1,008.83 per $1,000 principal amount of Notes surrendered. (Page 8)

How will the Company fund the repurchase of the Notes?

The total amount of funds required by us to repurchase all of the Notes pursuant to the Fundamental Change Repurchase Right (assuming all of such Notes are validly surrendered for repurchase and not validly withdrawn) is approximately $206,790,656.67. The Company expects to fund the repurchase from available cash on hand and/or funds made available by Shire.

 Shire and Shire Global Finance have recently entered into a new US $2.60 billion (subsequently reduced to a US 1.75 billion) short-term facilities agreement, dated as of November 11, 2013, with Morgan Stanley Bank International Limited as lead arranger and agent, among others (the “2013 Facilities Agreement”). Shire is also party to an existing $1.20 billion revolving loan facility agreement with a number of financial institutions, for which Abbey National Treasury Services Plc (trading as Santander Global Banking and Markets), Banc of America Securities Limited, Barclays Capital, Citigroup Global Markets Limited, Lloyds TSB Bank plc and The Royal Bank of Scotland plc acted as mandated lead arrangers and bookrunners  (the “2010 Facilities Agreement”). Shire will provide the Company with the necessary funds to fund the repurchase of Notes pursuant to the Fundamental Change Repurchase Right through borrowings under the 2013 Facilities Agreement and the 2010 Facilities Agreement and cash on hand.

The repurchase of Notes pursuant to the Fundamental Change Repurchase Right is not conditioned upon obtaining any financing or the funding thereof. (Pages 14-16)

How can I determine the market value of the Notes?

As of January 22, 2014, the closing price of the Notes in the over-the-counter market as quoted on Bloomberg was $2,684.72 per $1,000 principal amount.  To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on a number of factors, including trading volume, the balance between buy and sell orders, prevailing interest rates, the trading price and implied volatility of the Shares (to the extent such Shares are traded) and the market for similar Notes. To the extent available, Holders are urged to obtain current market quotations for the Notes prior to making any decision with respect to the Fundamental Change Repurchase Right. The closing of the Merger resulted in the Shares no longer being traded on NASDAQ.  The Shares were previously traded on NASDAQ under the symbol “VPHM.” On January 22, 2014, the last reported sales price of the Shares on NASDAQ was $49.97 per Share. (Page 11)

Are my Notes currently convertible?

Yes. As a result of the consummation of the Offer, the completion of the Merger, the Replacement of Directors and the Delisting, Holders of Notes currently have the right to convert their Notes until 5:00 p.m., New York City time, on March 10, 2014 (the “Conversion Period”) at the applicable conversion rate under the Indenture.

If you do not exercise your Fundamental Change Repurchase Right in accordance with the terms of this Notice, you will retain the conversion rights associated with your Notes until the conclusion of the Conversion Period.  If you deliver a Fundamental Change Repurchase Notice to the Paying Agent, you may not surrender such Notes for conversion unless you validly withdraw such Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time.  If you surrender your Notes for conversion at any time, you will no longer be able to exercise the Fundamental Change Repurchase Right. (Pages 9-11)

What consideration will I receive if I convert my Notes during the Conversion Period?

Pursuant to the terms of the Indenture, in connection with the consummation of the Merger, the Company and the Trustee entered into the Second Supplemental Indenture providing that, following the Merger, the Notes are convertible into the Merger Consideration that a Holder would have been entitled to receive upon the consummation of the Merger had each $1,000 principal amount of the Notes been converted into a number of Shares equal to the Conversion Rate (as defined in the Indenture, and taking into the account the make-whole premium due to any Holder converting such Notes in connection with the consummation of the Offer and the completion of the Merger, the “Conversion Rate”) immediately prior to the consummation of the Merger.

As a result, if you decide to convert your Notes, the Company’s conversion obligation with respect to Notes that are converted during the Conversion Period will be fixed at an amount in cash, equal to the Conversion Rate of 53.8224 multiplied by $50.00. As a result, you will be entitled to receive $2,691.12 in cash per $1,000 aggregate principal amount of Notes validly surrendered for conversion during the Conversion Period and not validly withdrawn.  See “Examples of Your Consideration Alternatives” on page 10 below for a comparison of the estimated amount you would receive if your Notes are converted during the Conversion Period and the estimated amount you would receive if your Notes are repurchased through exercise of the Fundamental Change Repurchase Right. (Pages 9-11)

What is the relationship between the offer to repurchase and the convertibility of the Notes?

The right to exercise the Fundamental Change Repurchase Right is a separate right from the right to convert the Notes. If you do exercise your Fundamental Change Repurchase Right by delivering a Fundamental Change Repurchase Notice with respect to your Notes, you will not be able to convert such Notes unless you validly withdraw your Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time.  If you do not exercise your Fundamental Change Repurchase Right, your conversion rights will not be affected. If you have exercised your conversion right and converted your Notes, you may not surrender such Notes under the Fundamental Change Repurchase Right. (Pages 10-11)

What does the Board of Directors of the Company think of the Fundamental Change Repurchase Right and the conversion rights?

The Board of Directors of the Company has not made any recommendation as to whether you should surrender your Notes for repurchase under the Fundamental Change Repurchase Right or whether you should exercise your conversion rights. You must make your own decision as to whether or not to surrender your Notes for repurchase pursuant to the Fundamental Change Repurchase Right or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. The Fundamental Change Repurchase Right, our offer to repurchase the Notes pursuant thereto and the notice of your conversion rights, each as described in this Notice, are based solely on the requirements of the Indenture and the Notes. (Page 9)

When does the Fundamental Change Repurchase Right expire?

The Fundamental Change Repurchase Right expires at 5:00 p.m., New York City time, on March 10, 2014, which is the Business Day (as defined in the Indenture) immediately preceding the Fundamental Change Repurchase Date. We do not intend to extend the period that Holders have to exercise the Fundamental Change Repurchase Right unless required by applicable law. (Page 8)

What are the conditions to the repurchase by the Company of the Notes?

The repurchase by us of validly surrendered Notes is not subject to any condition other than such repurchase being lawful and the satisfaction of the procedural requirements described in this Notice. (Page 8)

How do I surrender my Notes for repurchase?

To surrender your Notes for repurchase pursuant to the Fundamental Change Repurchase Right, you must deliver the Fundamental Change Repurchase Notice to the Paying Agent prior to the Fundamental Change Expiration Time, and subsequently surrender the Notes to the Paying Agent, in each case, through the transmittal procedures of The Depository Trust Company (“DTC”).

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to exercise its Fundamental Change Repurchase Right and instruct such nominee to deliver a Fundamental Change Repurchase Notice and surrender the Notes on such Holder’s behalf through the transmittal procedures of DTC prior to the Fundamental Change Expiration Time.

Holders who are DTC participants should deliver the Fundamental Change Repurchase Notice and surrender their Notes to the Paying Agent electronically through DTC’s Automated Tender Offer Program, subject to the terms and procedures of that system.

You bear the risk of untimely submission of the Fundamental Change Repurchase Notice.  You must allow sufficient time for completion of the necessary procedures prior to the Fundamental Change Expiration Time, after which time you will not be able to exercise the Fundamental Change Repurchase Right.

By delivering, or instructing your nominee to deliver, the Fundamental Change Repurchase Notice to the Paying Agent through the transmittal procedures of DTC, you agree to be bound by the terms of the Fundamental Change Repurchase Right set forth in this Notice.  (Pages 12-13)

If I surrender my Notes for repurchase, when will I receive payment for them?

We will accept for payment all validly surrendered Notes that have not been validly withdrawn promptly upon expiration of the Fundamental Change Repurchase Right. We will promptly deposit with the Paying Agent on or prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, an amount of cash sufficient to pay the aggregate Fundamental Change Repurchase Price for all of the Notes to be repurchased on the Fundamental Change Repurchase Date, and the Paying Agent will promptly, after the later of the Fundamental Change Repurchase Date and the time of the book-entry transfer of the applicable Notes, make payment of such amount by wire transfer of immediately available funds to DTC. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (Page 14)

How do I withdraw a Fundamental Change Repurchase Notice that I have already delivered?

You can withdraw a Fundamental Change Repurchase Notice that has already been delivered by complying with the withdrawal procedures of DTC in sufficient time to allow it to withdraw the Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to withdraw a Fundamental Change Repurchase Notice and instruct such nominee to withdraw the Fundamental Change Repurchase Notice through the withdrawal procedures of DTC prior to the Fundamental Change Expiration Time. (Page 14)

If I choose to surrender my Notes for repurchase, do I have to surrender all of my Notes or can I surrender just a portion of my Notes?

If you choose to surrender Notes, you are not required to surrender all of your Notes. You may surrender all of your Notes, a portion of your Notes or none of your Notes for repurchase. If you wish to surrender a portion of your Notes for repurchase, however, you must surrender your Notes in a principal amount of $1,000 or whole multiples thereof. (Page 8)

If I want to convert my Notes during the Conversion Period, what should I do?

If you want to convert your Notes during the Conversion Period, you must deliver the appropriate instruction form pursuant to DTC’s book-entry conversion program and transfer such Notes to Wilmington Trust Company, as the conversion agent (the “Conversion Agent”) through the transmittal procedures of DTC, prior to end of the Conversion Period at 5:00 p.m., New York City time, on March 10, 2014.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to exercise its conversion right and instruct such nominee to deliver the appropriate instruction form and the Notes through the transmittal procedures of DTC prior to the end of the Conversion Period. (Pages 9-10)

If I have already elected to exercise my Fundamental Change Repurchase Right, can I still convert my Notes?

If you have already exercised your Fundamental Change Repurchase Right by delivering a Fundamental Change Repurchase Notice with respect to your Notes, you will not be able to convert such Notes unless you validly withdraw your Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time.  You bear the risk for untimely withdrawal of a Fundamental Change Repurchase Notice.  Notes properly surrendered for conversion may not be withdrawn. (Page 10)

Do I need to do anything if I do not wish to surrender my Notes for repurchase?

No. If you do not surrender your Notes before the expiration of the Fundamental Change Repurchase Right, we will not repurchase your Notes and such Notes will remain outstanding subject to the Indenture.  (Page 12)

If I do not surrender my Notes for conversion during the Conversion Period, will I continue to be able to exercise my conversion rights in the future?

Yes.  If you do not convert your Notes during the Conversion Period or do not deliver a Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time, you will continue to have the right to convert your Notes for cash in accordance with the terms of the Indenture (including the right to convert your Notes on or after December 15, 2016 in accordance with the terms of the Indenture).  However, Holders that convert their Notes after the end of the Conversion Period may not be entitled to a make-whole premium (or may be entitled to a lesser make-whole premium) in connection with such conversion, and as a result, may be entitled to a less favorable Conversion Rate and less cash consideration.  (Page 10)

What are the material U.S. federal income tax consequences if I surrender my Notes for repurchase or exercise my conversion rights with respect to my Notes?

A Holder’s receipt of cash in exchange for Notes pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights generally will be a taxable transaction for U.S. federal income tax purposes.  For a discussion of certain material U.S. federal income tax consequences applicable to Holders of Notes upon the exercise of either the Fundamental Change Repurchase Right or conversion rights, see “Material U.S. Federal Income Tax Considerations.” (Pages 18-20)

Who is the Paying Agent and the Conversion Agent?

Wilmington Trust Company, the Trustee under the Indenture, is serving as Paying Agent and Conversion Agent in connection with the Holders’ Fundamental Change Repurchase Right and conversion rights. Its address and telephone number are set forth on the front cover page of this Notice.

Who can I talk to if I have questions about the Fundamental Change Repurchase Right or the conversion rights?

Questions and requests for assistance in connection with the mechanics of surrender of Notes for repurchase under the Fundamental Change Repurchase Right or the conversion of the Notes may be directed to the Paying Agent and the Conversion Agent at the address and telephone and facsimile numbers set forth on the cover of this Notice. You should direct any other questions you may have to your own financial and tax advisors.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained or incorporated by reference in this Notice contain information that includes or is based on “forward-looking statements.”  Forward-looking statements include the management’s judgment regarding future events.  In many cases, you can identify such statements by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “projected,” “forecast,” “will,” “may” or similar expressions. Because these statements reflect current views concerning future events, these forward-looking statements involve risks and uncertainties. All statements, other than statements of historical fact, included in and incorporated by reference into this Notice regarding the Merger, the Company’s financial position, business strategy and plans or objectives for future operations are forward-looking statements.

You should read these forward-looking statements carefully because they discuss our expectations about our future performance or future events, contain projections of our future operating results or our future financial condition, or state other “forward-looking” information.

In addition, the statements in this Notice are made as of January 24, 2014. Subsequent events or developments may cause our views to change. We do not undertake any obligation to update our forward-looking statements after the date of this document for any reason, even if new information becomes available or other events occur in the future.

These forward-looking statements should not be relied upon as representing our views as of any date subsequent to January 24, 2014.  You are advised to consult any further disclosures we make on related subjects in our reports filed with the Securities and Exchange Commission (the “SEC”).

IMPORTANT INFORMATION CONCERNING THE FUNDAMENTAL CHANGE REPURCHASE RIGHT AND CONVERSION RIGHTS

1.           Information Concerning the Company.

1.1      The Company.

ViroPharma Incorporated (the “Company”), a Delaware corporation, is an international biotechnology company dedicated to the development and commercialization of novel solutions for physician specialists to address unmet medical needs of patients living with diseases that have few if any clinical therapeutic options including therapeutics for rare and orphan diseases. Our principal executive offices are located at 730 Stockton Drive, Exton, Pennsylvania 19341, and our telephone number is (610) 458-7300. The Company’s website can be found at www.viropharma.com.  The Company’s website address is not intended to function as a hyperlink, and the information contained in the Company’s website is not incorporated by reference in this Notice and you should not consider it as part of the Notice.

Additional information regarding the Company is contained in our filings with the SEC. See “Section 12―Additional Information” on pages 20-22.

1.2      The Merger Agreement.

Pursuant to the Agreement and Plan of Merger, dated as of November 11, 2013 (the “Merger Agreement”), among the Company, Shire Pharmaceutical Holdings Ireland Limited, a company incorporated in Ireland (“SPHIL”), Venus Newco, Inc., a Delaware corporation (“Merger Sub”), and, solely for the limited purposes set forth therein, Shire plc, a company incorporated in Jersey, Channel Islands (“Shire”), Merger Sub commenced a tender offer (the “Offer”) for all of the outstanding shares of common stock, par value $0.002 per share, of the Company (the “Shares”) for $50.00 per Share, net to the seller in cash, without interest.  The Offer expired at 12:00 midnight, New York City time, on January 23, 2014 (one minute after 11:59 p.m., New York City time, on January 23, 2014), and the tendered Shares were accepted for payment by Merger Sub on January 24, 2014. Later in the day, on January 24, 2014, Merger Sub merged with and into the Company (the “Merger”), with the Company remaining as the surviving entity and a wholly owned subsidiary of SPHIL.  In connection with the Merger, each Share (other than Shares owned by SPHIL or Merger Sub, or the Company or any of its subsidiaries, and Shares owned by stockholders who have properly exercised any available rights of appraisal under Section 262 of the Delaware General Corporation Law) not purchased pursuant to the Offer and outstanding at the effective time of the Merger was converted into the right to receive $50.00 in cash (the “Merger Consideration”) and the directors of the Company immediately prior to the effective time of the Merger were replaced with the directors of Merger Sub (the “Replacement of Directors”). The closing of the Merger resulted in the Shares no longer being listed on The NASDAQ Stock Market (“NASDAQ”) on January 24, 2014 (the “Delisting”). As a result of the consummation of the Offer, the completion of the Merger, the Replacement of Directors and the Delisting, a Fundamental Change (as defined in the Indenture, a “Fundamental Change”) occurred on January 24, 2014, and accordingly, each Holder has the Fundamental Change Repurchase Right described herein.  In addition, as a result of the consummation of the Offer, the completion of the Merger, the Replacement of Directors and the Delisting, each Holder also has the right to convert the Notes as described herein.

2.           Information Concerning the Notes. The 2.00% Convertible Senior Notes due 2017 (the “Notes”) of the Company were issued under the Indenture, dated as of March 19, 2007 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of March 26, 2007 (the “First Supplemental Indenture”), and the Second Supplemental Indenture, dated as of January 24, 2014 (the “Second Supplemental Indenture,” and the Base Indenture as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”), between the Company and Wilmington Trust Company, as Trustee (the “Trustee”). The Notes mature on March 15, 2017 (the “Stated Maturity”).

2.1      The Company’s Obligation to Repurchase the Notes. The completion of the Merger resulted in a Fundamental Change pursuant to the terms of the Notes and the Indenture, which obligates the Company to repurchase all Notes validly surrendered for repurchase and not validly withdrawn, at the Holder’s option. This Fundamental Change Repurchase Right will expire at 5:00 p.m., New York City time, on February 24, 2014 (the “Fundamental Change Expiration Time”). We do not intend to extend the period that Holders have to exercise the Fundamental Change Repurchase Right unless required by applicable law.  Holders may exercise their Fundamental Change Repurchase Right by (i) delivering notice (the “Fundamental Change Repurchase Notice”) to Wilmington Trust Company, as paying agent (the “Paying Agent”), at any time prior to the Fundamental Change Expiration Time and (ii) by delivering the Notes described in the Fundamental Change Repurchase Notice to the Paying Agent through book-entry transfer on or after delivery of the Fundamental Change Repurchase Notice.  See “Section 3―Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase” for further information on how to deliver a Fundamental Change Repurchase Notice and surrender your Notes for repurchase.

If we make any change to this Fundamental Change Repurchase Right, which we determine constitutes a material change, we will promptly disclose the change in a supplement to this Fundamental Change Repurchase Right Notice, Notice of Right to Convert, Notice of Entry into Supplemental Indenture and Offer to Repurchase (this “Notice”) that we will distribute, or direct to be distributed, to registered Holders, and we will make a public announcement of such change promptly by means of a press release. We may be required to extend the Fundamental Change Repurchase Date for a period of five to ten business days, depending on the significance of the change, if the Fundamental Change Repurchase Right would otherwise expire during such five to ten business day period. If we are required to extend the Fundamental Change Repurchase Date, we will make a public announcement of such extension promptly by means of a press release. The repurchase by the Company of validly surrendered Notes is not subject to any condition other than such repurchase being lawful and the procedural requirements described in this Notice.

2.2      Repurchase Price. Pursuant to the terms of the Indenture and the Notes, the repurchase price to be paid by the Company for the Notes is a cash price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”). The Fundamental Change Repurchase Price for any Notes that are validly surrendered and not validly withdrawn prior to the Fundamental Change Expiration Time will be paid by the Paying Agent, pursuant to Section 14.01(d) of the of the First Supplemental Indenture, promptly after the later of the Fundamental Change Repurchase Date and the time of book-entry transfer of such Notes to the Paying Agent.  Notes validly surrendered for repurchase will be accepted only in principal amounts equal to $1,000 or whole multiples thereof.

Holders who validly surrender and do not validly withdraw their Notes in connection with the Fundamental Change Repurchase Right will be entitled to receive accrued cash interest payable on their Notes accrued to, but excluding, the Fundamental Change Repurchase Date in an amount equal to the following computation multiplied by each

$1,000 of principal amount validly surrendered for repurchase and not validly withdrawn: the current interest rate multiplied by the number of days from the last interest payment date on which interest has been paid (September 15, 2013) to, but excluding, the Fundamental Change Repurchase Date, divided by 360. The Company estimates that the accrued interest payable on any Notes that are validly surrendered for repurchase on the Fundamental Change Repurchase Date and not validly withdrawn will be approximately $8.83 per $1,000 principal amount of Notes surrendered, assuming a Fundamental Change Repurchase Date of February 25, 2014  The Company therefore estimates that the Fundamental Change Repurchase Price on any such Notes will be approximately $1,008.83 per $1,000 principal amount of Notes surrendered.

The Fundamental Change Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the Shares. Thus, the Fundamental Change Repurchase Price may be significantly higher or lower than the market price of the Notes on the Fundamental Change Repurchase Date. Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, before making a decision whether to surrender their Notes for repurchase.

None of the Company, SPHIL, Shire or any of their respective affiliates, or its or their respective boards of directors, employees, advisors or representatives, the Trustee, the Paying Agent or Wilmington Trust Company, as Conversion Agent (the “Conversion Agent”), is making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for repurchase, or to exercise the conversion rights, pursuant to this Notice. Each Holder must make such Holder’s own decision as to whether or not to surrender Notes for repurchase or to exercise the conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert, based on such Holder’s assessment of the current market value of the Notes and other relevant factors.

2.3      Conversion Rights of the Holders. As a result of the consummation of the Offer, the completion of the Merger, the Replacement of Directors and the Delisting that occurred on January 24, 2014, notwithstanding the Fundamental Change Repurchase Right, the Notes are convertible, at the option of the Holder, at any time until 5:00 p.m., New York City time, on March 10, 2014 (the “Conversion Period”). Pursuant to the terms of the Indenture, in connection with the consummation of the Merger, the Company and the Trustee entered into the Second Supplemental Indenture providing that, following the Merger, the Notes are convertible into the Merger Consideration that a Holder would have been entitled to receive upon the consummation of the Merger had each $1,000 principal amount of the Notes been converted into a number of Shares equal to the Conversion Rate (as defined in the Indenture, and taking into the account the make-whole premium due to any Holder converting such Notes in connection with the consummation of the Offer and the completion of the Merger, the “Conversion Rate”) immediately prior to the consummation of the Merger.  As a result, the Company’s conversion obligation with respect to Notes that are converted during the Conversion Period will be fixed at an amount in cash, equal to the Conversion Rate of 53.8224 multiplied by $50.00 (i.e., the Merger Consideration).  As a result, Holders will be entitled to receive $2,691.12 in cash per $1,000 aggregate principal amount of Notes validly surrendered for conversion during the Conversion Period.

Upon the conversion of any Notes, a Holder will not receive any separate cash payment for accrued and unpaid interest, and the Company’s settlement of the conversion obligations as described above will be deemed to satisfy its obligation to pay the principal amount of the Notes and any accrued and unpaid interest thereon.

If you want to convert your Notes, you must deliver the appropriate instruction form pursuant to DTC’s book-entry conversion program and transfer such Notes to the Conversion Agent through the transmittal procedures of DTC, prior to end of the Conversion Period.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to exercise its conversion right and instruct such nominee to deliver the appropriate instruction form and the Notes through the transmittal procedures of DTC prior to the end of the Conversion Period.

Timely delivery of the appropriate instruction form and the Notes in compliance with the transmittal procedures of DTC is the responsibility of the surrendering Holder.

The Conversion Date will be the date on which you have satisfied all of the foregoing requirements (the “Conversion Date”). The Notes will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the Conversion Date.

If you exercise your Fundamental Change Repurchase Right by delivering a Fundamental Change Repurchase Notice with respect to your Notes, you will not be able to convert such Notes unless you validly withdraw your Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time.  Holders bear the risk for untimely withdrawal of a Fundamental Change Repurchase Notice.

Any Notes that are properly surrendered for conversion may not be withdrawn.  Holders that do not surrender their Notes for repurchase pursuant to the Fundamental Change Repurchase Right may surrender their Notes for conversion into cash as described herein or as otherwise provided in the Indenture.

Holders who do not convert their Notes during the Conversion Period or who do not deliver a Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time will continue to have the right to convert their Notes for cash in accordance with the terms of the Indenture (including the right to convert their Notes on or after December 15, 2016 in accordance with the terms of the Indenture).  However, Holders that convert their Notes after the end of the Conversion Period may not be entitled to a make-whole premium in connection with such conversion (or may be entitled to a lesser make-whole premium), and as a result, may be entitled to a less favorable Conversion Rate and less cash consideration.

Wilmington Trust Company is acting as Conversion Agent in connection with the conversion rights described herein.  Please direct any questions or requests for assistance in connection with the surrender of Notes for conversion to the Conversion Agent at the address and telephone and facsimile numbers set forth on the cover of this Notice.

Examples of Your Consideration Alternatives

YOU ARE UNDER NO OBLIGATION TO EXERCISE EITHER THE FUNDAMENTAL CHANGE REPURCHASE RIGHT OR THE CONVERSION RIGHTS DESCRIBED HEREIN, AND YOU MAY CHOOSE TO TAKE NO ACTION AND RETAIN YOUR NOTES.

Assuming you hold Notes in an aggregate principal amount of $1,000.00:

•      Fundamental Change Repurchase Right: If you exercise the Fundamental Change Repurchase Right and the Notes are repurchased for the Fundamental Change Repurchase Price, you will receive:

•      $1,000.00 plus a sum equal to accrued but unpaid interest on your Notes to, but excluding, the Fundamental Change Repurchase Date, for a total consideration of approximately $1,008.83, assuming a Fundamental Change Repurchase Date of February 24, 2014.

•      Conversion: If you exercise your conversion rights during the Conversion Period, you will receive:

•      cash in an amount equal to (i) the Conversion Rate of 53.8224 multiplied by (ii) $50.00, which is the amount paid in the Merger for each Share outstanding immediately prior to the effective time of the Merger. As a result, the amount of cash that you will be entitled to receive upon conversion will be fixed at $2,691.12 in cash per $1,000 aggregate principal amount of the Notes validly surrendered for conversion.

The right of Holders to convert their Notes is separate from the Fundamental Change Repurchase Right. The value that you would currently receive if you validly exercised the Fundamental Change Repurchase Right is substantially less than the amount that you would receive if you converted your Notes during the Conversion Period. You should review this Notice carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. None of the Company, SPHIL, Shire or any of their respective affiliates, or its or their respective boards of directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent, is making any representation or recommendation to any Holder as to whether or not to surrender or convert that Holder’s Notes.

2.4      Market for the Notes and the Shares. There is no established market for trading in the Notes, and they are currently traded over-the-counter.  To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on a number of factors, including trading volume, the balance between buy and sell orders, prevailing interest rates, the trading price and implied volatility of the Shares (to the extent such Shares are traded) and the market for similar Notes.  Following the expiration of the Fundamental Change Repurchase Right and the Conversion Period, the Notes that have not been repurchased or converted may or may not continue to be traded over-the-counter, and if they do continue to trade, the trading market for the Notes may be much more limited.  We cannot assure you that any market will exist for the Notes following expiration of the Fundamental Change Repurchase Right.  Even if such a market does exist, a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, the repurchase or conversion of a significant amount of the Notes pursuant to the terms of this Notice would reduce the float and may negatively affect the liquidity, market value and price volatility of the Notes that remain outstanding following expiration of the Fundamental Change Repurchase Right and the Conversion Period. The extent of the public market for the Notes following the expiration of the Fundamental Change Repurchase Right and the Conversion Period will depend upon, among other things, the remaining outstanding principal amount of the Notes at such time, the number of Holders of Notes remaining at that time and the interest on the part of securities firms in maintaining a market in the Notes. As of the date of this Notice, all of the Notes are held in global form through DTC. As of January 22, 2014, there was $204,980,000 aggregate principal amount of Notes outstanding. As of January 22, 2014, the closing price of the Notes in the over-the-counter market as quoted on Bloomberg was $ $2,684.72 per $1,000 principal amount.

In connection with the Merger, the Shares ceased trading on NASDAQ on January 24, 2014.  Prior to the Merger, the Shares traded on NASDAQ under the symbol “VPHM.” The following table sets forth the high and low sales prices of the Shares on NASDAQ each quarter during the Company’s fiscal year ended December 31, 2012, as reported in the Company’s Annual Report on Form 10-K for the period ended December 31, 2012, and thereafter as reported in published financial sources.

	ViroPharma Incorporated Share Price
	Low ($)	High ($)
Fiscal year ended December 31, 2012
First Quarter	27.41	33.17
Second Quarter	19.02	31.13
Third Quarter	19.58	31.36
Fourth Quarter	22.12	30.60
Fiscal year ended December 31, 2013
First Quarter	22.90	27.40
Second Quarter	23.79	30.89
Third Quarter	28.81	40.89
Fourth Quarter	36.17	49.91
Fiscal year ending December 31, 2014
First Quarter (through January 22, 2014)	49.73	49.99

On January 22, 2014, the last reported sales price of the Shares on NASDAQ was $49.97 per share.  As of January 22, 2014, there were approximately 67,590,851 shares of Shares outstanding. We urge you to obtain current market information for the Notes, to the extent available before making any decision to either surrender your Notes pursuant to the Fundamental Change Repurchase Right or to surrender your Notes for conversion.

2.5      Interest. The Notes that remain outstanding after consummation of the Fundamental Change Repurchase Right will continue to accrue interest until the Stated Maturity of March 15, 2017, or until the principal of the Notes has been paid, unless the Notes are earlier repurchased or converted. Interest on outstanding Notes is paid semi-annually in arrears on March 15 and September 15 of each year to record Holders of the Notes as of the preceding March 1 and September 1, respectively, until Stated Maturity, or until the principal of the Notes has been paid, unless the Notes are earlier repurchased or converted. The Notes bear interest on the principal amount at an annual interest rate equal to 2.00%.

Holders who validly surrender and do not validly withdraw their Notes in connection with the Fundamental Change Repurchase Right will be entitled to receive accrued cash interest payable on their Notes accrued to, but excluding, the Fundamental Change Repurchase Date in an amount equal to the following computation multiplied by each $1,000 of principal amount validly surrendered for repurchase and not validly withdrawn: the current interest rate multiplied by the number of days from the last interest payment date on which interest has been paid (September 15, 2013) to, but excluding, the Fundamental Change Repurchase Date, divided by 360. The Company estimates that the accrued interest payable on any Notes that are validly surrendered for repurchase and not validly withdrawn will be approximately $1,008.83 per $1,000 principal amount of Notes surrendered, assuming a Fundamental Change Repurchase Date of February 25, 2014. Holders converting the Notes will not receive a cash payment for accrued and unpaid interest.  See “Section 2.3―Conversion Rights of the Holders” above.

2.6      Fundamental Change and Repurchase Rights. If any Notes remain outstanding, a Holder may require the Company to repurchase for cash such Holder’s Notes if there is a Fundamental Change not described in this Notice, on or prior to the Stated Maturity at a repurchase price in cash equal to 100% of the aggregate principal amount of such Notes as of the applicable repurchase date, plus accrued and unpaid interest thereon to, but excluding, such repurchase date, provided that if such repurchase date falls after March 1 or September 1 (each a “Record Date”), and on or prior to the corresponding March 15 and September 15 (each an “Interest Payment Date”), the Company will pay the full amount of the accrued and unpaid interest payable on such Interest Payment Date on the repurchase date to the Holders of record of the Notes as of the close of business on the applicable Record Date instead of the Holders surrendering the Notes for repurchase on such date.

2.7      Ranking. The Notes are senior unsecured obligations of the Company and rank equal in right of payment to all of the Company’s existing and future senior indebtedness and senior to all of the Company’s subordinate debt. However, the Notes are structurally subordinate to all existing and future liabilities of the Company’s subsidiaries and will be effectively subordinate to the existing and future secured indebtedness of the Company to the extent of the value of the related collateral.

3.      Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase. In order to receive the Fundamental Change Repurchase Price for their Notes, Holders must deliver the Fundamental Change Repurchase Notice to the Paying Agent prior to the Fundamental Change Expiration Time and deliver the Notes described in the Fundamental Change Repurchase Notice to the Paying Agent through book-entry transfer on or after delivery of the Fundamental Change Repurchase Notice.

Holders may surrender some or all of their Notes; however, any Notes surrendered must be in $1,000 principal amount or a whole multiple thereof. If Holders do not validly surrender their Notes before the Fundamental Change Expiration Time, those Notes will remain outstanding subject to the existing terms of the Notes.

3.1      Method of Delivery.  The Trustee has informed the Company that, as of the date of this Notice, all  Notes are held through DTC and there are no certificated Notes in non-global form. Accordingly, each Fundamental Change Repurchase Notice and the Notes described therein shall be delivered via agent’s message that is transmitted through DTC’s Automated Tender Offer Program (“ATOP”), and delivery via ATOP will satisfy the Holder’s Fundamental Change Repurchase Right delivery requirements pursuant to the terms of the Indenture.  Delivery of the Fundamental Change Repurchase Notice and the Notes described therein through ATOP is the responsibility of the surrendering Holder.

Holders who are DTC participants should follow the instructions described above.  Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee and instruct such nominee to deliver a Fundamental Change Repurchase Notice and surrender Notes on such Holder’s behalf through the transmittal procedures described above prior to the Fundamental Change Expiration Time.

Any Fundamental Change Repurchase Notice sent to DTC by a Holder or by a broker, dealer, commercial bank, trust company or other nominee on a Holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, an agreement to be bound by the terms of the Fundamental Change Repurchase Right, including those set forth in “Section 3.2―Agreement to be Bound by the Terms of the Fundamental Change Repurchase Right” below.

3.2      Agreement to be Bound by the Terms of the Fundamental Change Repurchase Right. By delivering, or instructing your nominee to deliver, your Fundamental Change Repurchase Notice through ATOP, a Holder acknowledges and agrees as follows:

•      the Notes described in the Fundamental Change Repurchase Notice shall be repurchased by the Company pursuant to the terms and conditions set forth in the Notes, the Indenture and this Notice;

•      such Holder agrees to all of the terms of this Notice;

•      such Holder has received this Notice and acknowledges that this Notice provides the notice required pursuant to the Indenture with respect to the Fundamental Change Repurchase Right;

•      upon the terms and subject to the conditions set forth in this Notice, the Indenture and the Notes, and effective as of the Fundamental Change Repurchase Date, such Holder (i) irrevocably agrees to sell, assign and transfer to the Company all right, title and interest in and to all the Notes described in the Fundamental Change Repurchase Notice, (ii) releases and discharges the Company, the Trustee, the Paying Agent and the Conversion Agent and their respective directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, such Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of such Notes and (iii) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such Notes that are duly surrendered (with full knowledge that the Paying Agent also acts as agent of the Company), with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company with respect to the Fundamental Change Repurchase Price of any surrendered Notes that are repurchased by the Company), all in accordance with the Indenture, the Notes and this Notice;

•      such Holder represents and warrants that such Holder (i) owns the Notes described in the Fundamental Change Repurchase Notice and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes described in the Fundamental Change Repurchase Notice, and that when such Notes are accepted for repurchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•      such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•      such Holder understands that all Notes described in any Fundamental Change Repurchase Notice that is validly delivered and not validly withdrawn prior to the Fundamental Change Expiration Time will be repurchased at the Fundamental Change Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes, this Notice and any related notice materials, as amended and supplemented from time to time, and that the Fundamental Change Repurchase Price is less cash consideration than they would receive upon converting their Notes during the Conversion Period;

•      payment for Notes repurchased pursuant to this Notice will be made by deposit of the Fundamental Change Repurchase Price for such Notes with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•      any delivered Fundamental Change Repurchase Notice may only be withdrawn through DTC in accordance with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw such Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time;

•      all authority conferred or agreed to be conferred pursuant to the terms of the Fundamental Change Repurchase Right hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•      the delivery and surrender of any Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•      all questions as to the validity, form, eligibility (including time of receipt) and delivery or acceptance of any Fundamental Change Repurchase Notice or the surrender of Notes for repurchase and the form and validity or any related documents (including time of receipt of notices of withdrawal) will be determined by the Company, whose determination shall be final and binding absent manifest error and subject to applicable law.

4.      Right of Withdrawal. A Fundamental Change Repurchase Notice may be withdrawn at any time prior to the Fundamental Change Expiration Time.

In order to withdraw a previously delivered Fundamental Change Repurchase Notice, a Holder (or the holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to the Fundamental Change Expiration Time.  Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to withdraw a Fundamental Change Repurchase Notice and instruct such nominee to withdraw the Fundamental Change Repurchase Notice through the withdrawal procedures of DTC.

Notes validly surrendered for repurchase pursuant to the Fundamental Change Repurchase Right may not be converted unless the Fundamental Change Repurchase Notice with respect to such Notes is first validly withdrawn prior to the Fundamental Change Expiration Time.  Holders bear the risk of untimely withdrawal of a Fundamental Change Repurchase Notice.  Notes properly surrendered for conversion may not be withdrawn.

The Company will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, whose determination shall be final and binding absent manifest error and subject to applicable law.

5.      Payment for Surrendered Notes; Source and Amount of Funds. We will promptly deposit with the Paying Agent, on or prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, an amount of cash sufficient to pay the aggregate Fundamental Change Repurchase Price for all of the Notes to be repurchased on the Fundamental Change Repurchase Date, and the Paying Agent will promptly, after the later of the Fundamental Change Repurchase Date and the book-entry transfer of the applicable Notes, make payment of such amount by wire transfer of immediately available funds to DTC, and DTC will thereafter distribute the cash to its participants in accordance with its procedures.

The total amount of funds required by us to repurchase all of the Notes pursuant to the Fundamental Change Repurchase Right (assuming all of such Notes are validly surrendered for repurchase and not validly withdrawn) is approximately $206,790,656.67, calculated as the sum of (i) $204,980,000, representing 100% of the principal amount of Notes outstanding as of January 22, 2014, plus (ii) $1,810,656.67, representing accrued and unpaid interest on such Notes up to, but excluding, the Fundamental Change Repurchase Date.

The Company expects to fund the repurchase from available cash on hand and funds made available by Shire.  Shire and Shire Global Finance have recently entered into a new US $2.60 billion (subsequently reduced to a US 1.75 billion) short-term facilities agreement, dated as of November 11, 2013, with Morgan Stanley Bank International Limited as mandated lead arranger and bookrunner and a syndicate of lenders, among others (the “2013 Facilities Agreement”). Shire is also party to an existing $1.20 billion revolving loan facility agreement with a number of financial institutions, for which Abbey National Treasury Services Plc (trading as Santander Global Banking and Markets), Banc of America Securities Limited, Barclays Capital, Citigroup Global Markets Limited, Lloyds TSB Bank plc and The Royal Bank of Scotland plc acted as mandated lead arrangers and bookrunners  (the “2010 Facilities Agreement”). Shire will provide the Company with the necessary funds to fund the acquisition through borrowings under the 2013 Facilities Agreement and the 2010 Facilities Agreement and cash on hand. The repurchase of Notes pursuant to the Fundamental Change Repurchase Right is not conditioned upon obtaining any financing or the funding thereof.

5.1      2013 Facilities Agreement

The 2013 Facilities Agreement initially comprised two credit facilities: (i) a US $1.75 billion term loan facility and (ii) a US $0.85 billion term loan facility.  On December 13, 2013, Shire and Morgan Stanley Bank International Limited, among others, entered into a letter agreement (the “Letter Agreement”) pursuant to which Shire exercised its right to cancel US $0.85 billion of the US $1.75 billion term loan facility, and therefore, as of December 13, 2013, the US $1.75 billion term loan facility has been reduced to a $0.90 billion term loan facility.

The US $0.90 billion term loan facility, which matures on November 10, 2014, may be used only to finance the purchase price payable in respect of the proposed acquisition of ViroPharma (including the repurchase of Notes pursuant to the Fundamental Change Repurchase Right, the conversion of Notes and certain other related costs) and for the redemption of Shire’s US $1.1 billion convertible bonds due 2014 (the “Convertible Bonds”). Shire has the option to extend the maturity of the US $0.90 billion term loan facility once by a further 364 days. Shire agreed to cancel US $0.85 billion of the US $1.75 billion term loan facility because, following Shire’s announcement on November 26, 2013 that it would redeem all outstanding Convertible Bonds on December 27, 2013, bondholders exercised their conversion rights in respect of US $1,099,050,000 of the outstanding principal amount of the Convertible Bonds and only US $950,000 of the outstanding principal amount of the Convertible Bonds currently remains outstanding.

The US $0.85 billion term loan facility, which matures on November 11, 2015, may be used only to finance the purchase price payable in respect of the proposed acquisition of ViroPharma (including the repurchase of Notes pursuant to the Fundamental Change Repurchase Right, the conversion of Notes and certain other related costs).

Shire plans to refinance a portion of the loans made under the facilities through new debt issuances and the use of the Company’s cash and short-term investments.

Funding under the facilities is immediately available.  Each utilization of either facility is subject to the absence of any event of default or potential event of default under the 2013 Facilities Agreement (whether independent of, or arising from, that utilization) and to certain representations and warranties being repeated.

Interest on any loans made under the facilities will be payable on the last day of each interest period, which may be one week or one, two, three or six months at the election of the borrower, or as otherwise agreed with the lenders. The interest rate applicable to the US $0.90 billion term loan facility is the London Interbank Official Rate (“LIBOR”) plus 0.75% per annum and increases by 0.25% per annum on the earlier of (a) August 11, 2014 and (b) the later of the date on which all conditions to the Offer have been satisfied or waived and May 11, 2014, and on three-month intervals thereafter.

The interest rate applicable to the US $0.85 billion term loan facility will commence at LIBOR plus 1.15% per annum until delivery of the compliance certificate for the year ending December 31, 2013 and thereafter is subject to change depending upon the prevailing ratio of Net Debt to EBITDA (each as defined in the 2013 Facilities Agreement) of Shire and its subsidiaries (the “Group”), in respect of the most recently completed financial year or financial half year, with a floor of LIBOR plus 1.15% per annum until November 11, 2014.

Shire shall also pay a commitment fee on the available but unutilized commitments under the $0.90 billion term loan facility and the US $0.85 billion term loan facility for the availability period applicable to each facility. With effect from first utilization, the commitment fee rate will be 35% of the applicable margin. Before first utilization, the commitment fee rate will increase in stages from 0% to 35% of the applicable margin over a period of three months.

The foregoing summary description of the 2013 Facilities Agreement and the Letter Agreement is qualified in its entirety by reference to the 2013 Facilities Agreement and Letter Agreement themselves, which you may examine and copy as set forth in “Section 12—Additional Information” below and which are incorporated by reference into this Notice.

5.2      2010 Facilities Agreement

The 2010 Facilities Agreement provides for a revolving facility, which matures on November 23, 2015, that may be applied towards financing the general corporate purposes of the Group. The revolving facility incorporates a US $250 million US dollar and euro swingline facility operating as a sub-limit thereof.

There are no current plans or arrangements in place to refinance the loans that will be made under the revolving facility.

Funding under the revolving facility is immediately available. Each utilization of the facility is subject to the absence of any event of default or (unless it is financing the rollover of an existing utilization) potential event of default under the 2010 Facilities Agreement (whether independent of, or arising from, that utilization) and to certain representations and warranties being repeated.

Interest on any loans made under the facility will be payable on the last day of each interest period, which may be one week or one, two, three or six months at the election of Shire, or as otherwise agreed with the lenders. The interest rate for the revolving facility will be: LIBOR (or, in relation to any revolving loan in euro, EURIBOR); plus 0.90% per year, subject to change thereafter depending upon the prevailing ratio of Net Debt to EBITDA (each as defined in the 2010 Facilities Agreement) in respect of the most recently completed financial year or financial half year; plus any customary mandatory cost that is applicable.  Shire shall also pay (i) a commitment fee equal to 35% per year of the applicable margin on available commitments under the revolving facility for the availability period applicable thereto and (ii) a utilization fee equal to (a) where outstanding loans aggregate more than US $500 million but equal to or less than US $850 million (the amount by which such amount exceeds US $500 million, the “first exceeding amount”), 0.20% per year on the first exceeding amount and (b) if and to the extent the aggregate of outstanding loans is an amount exceeding US $850 million (such exceeding amount, the “second exceeding amount”), 0.40% per year on the second exceeding amount.

The foregoing summary description of the 2010 Facilities Agreement is qualified in its entirety by reference to the 2010 Facilities Agreement itself, which you may examine and copy as set forth in “Section 12—Additional Information” below and which is incorporated by reference into this Notice.

6.      Notes Acquired. Any Notes repurchased by us pursuant to the Fundamental Change Repurchase Right will be cancelled by the Trustee pursuant to the terms of the Indenture.

7.      Plans or Proposals of the Company. Following the consummation of the Merger, all of the outstanding Shares are owned by SPHIL or its subsidiaries. In addition, the Shares ceased trading on NASDAQ following the consummation of the Merger, and the Company currently intends to file a Form 15 with the SEC to terminate the registration of the Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and suspend its reporting obligations under Section 15(d) of the Exchange Act.  The Company expects the termination of registration to become effective on or around February 3, 2014.

As disclosed by the Company in its Current Report on Form 8-K filed on January 24, 2014, in connection with the consummation of the Merger, the former members of the Company’s Board of Directors were replaced with the individuals listed on Annex A to this Notice.

It is expected that, initially following the Merger, the business and operations of the Company will be continued substantially as they are currently being conducted.  SPHIL is in the process of conducting a comprehensive review of the Company’s business, operations, capitalization and management with a view to optimizing development of the Company’s potential in conjunction with SPHIL’s other businesses.  SPHIL will continue to evaluate the business and operations of the Company during the pendency of the Fundamental Change Repurchase Right and will take such actions as it deems appropriate under the circumstances then existing.

Except as disclosed in this Notice, the Company, SPHIL and Shire currently have no plans, proposals or negotiations that relate to or would result in any of the events described in Item 1006(c) of Regulation M-A issued under the Exchange Act.

8.      Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Based on a reasonable inquiry by the Company:

•      none of the Company, SPHIL or Shire or any executive officer, director or affiliate of the Company, SPHIL or Shire or any “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of the foregoing persons has any beneficial interest in the Notes;

•      the Company will not repurchase any Notes from such persons; and

•      during the 60 days preceding the date of this Notice, none of such persons engaged in any transactions in the Notes, other than the transactions required by the Indenture described herein.

A list of the directors and executive officers of the Company is attached to this Notice as Annex A.

9.      Agreements Involving the Company’s Notes.  Based on a reasonable inquiry by the Company, except for the Merger Agreement and as described below and in this Notice, none of the Company, SPHIL or Shire, or any of their respective directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Fundamental Change Repurchase Right, the Notes or any other securities of the Company, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

In connection with the offering of the Notes, the Company entered into convertible note hedge transactions (the “Purchased Call Option”) with respect to its Shares with Credit Suisse International, Credit Suisse, New York Branch, as agent for Credit Suisse International, and Wells Fargo Bank, National Association (the “Counterparties”). The Purchased Call Option covers, subject to customary anti-dilution adjustments, approximately 13.25 million shares of the Shares at a strike price of approximately $18.87. The Company paid approximately $92.3 million for the Purchased Call Option. Separately, and concurrently with entering into the Purchased Call Option, the Company also entered into warrant transactions (the “Warrant Transactions”) whereby the Company sold to the Counterparties warrants to acquire, subject to customary anti-dilution adjustments, up to approximately 13.25 million Shares at a strike price of $24.92 per share (the “Sold Warrants”).

In connection with the Purchased Call Option and the Warrant Transactions, on March 20, 2007, the Company and the Counterparties entered into certain confirmation letters (collectively, the “Confirmations”). The Confirmations for the Warrant Transactions were amended to reflect the exercise of the over-allotment option by the underwriters of the Notes offering on March 22, 2007 (the “Warrant Transaction Confirmation Amendments”).  On March 19, 2009, in connection with the Company’s repurchase of $45.0 million in principal amount of Notes, the Company and the Counterparties entered into partial unwind agreements amending certain of the terms of the Purchase Call Option and the Warrant Transactions (the “Partial Unwind Agreements”).

The Purchase Call Option and the Warrant Transactions, as amended by the Partial Unwind Agreements, are separate transactions entered into by the Company with the Counterparties, are not part of the terms of the Notes and will not affect the Holders’ rights with respect to the Notes. Holders will not have any rights with respect to the Purchased Call Option or Warrant Transactions.

The foregoing summary description is qualified in its entirety by reference to the Confirmations, Warrant Transaction Confirmation Amendments and Partial Unwind Agreements themselves, each of which you may examine and copy as set forth in “Section 12—Additional Information” below and which are incorporated by reference into this Notice.

10.      Purchases of Notes by the Company and Its Affiliates.  Each of the Company and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes), other than through the Fundamental Change Repurchase Right or a call or redemption of the Notes in accordance with their terms and conditions, from the date of this Notice until at least the tenth business day after the Fundamental Change Repurchase Date. Following such time, if any Notes remain outstanding, the Company and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which may be consummated at repurchase prices higher or lower than the Fundamental Change Repurchase Price. Any decision to purchase Notes after the Fundamental Change Repurchase Date, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes validly surrendered for repurchase pursuant to the Fundamental Change Repurchase Right and not validly withdrawn, the business and financial position of the Company and general economic and market conditions.

11.           Material U.S. Federal Income Tax Considerations.

This disclosure is limited to the U.S. federal tax issues addressed herein.  Additional issues may exist that are not addressed in this disclosure and that could affect the U.S. federal tax treatment of a disposition of a Note as a result of the exercise of either the Fundamental Change Repurchase Right or conversion rights.  This tax disclosure cannot be used by any Holder for the purpose of avoiding penalties that may be asserted against the Holder under the Internal Revenue Code of 1986, as amended (the “Code”).  Holders should seek their own advice based on their particular circumstances from an independent tax adviser.

The following summary describes certain material U.S. federal income tax consequences of the disposition of a Note as a result of the exercise of either the Fundamental Change Repurchase Right or conversion rights, and the receipt of cash in exchange for such Note. This discussion is general in nature, and does not discuss all aspects of U.S. federal income taxation that may be relevant to an investor in light of its  particular circumstances. In addition, the discussion does not describe any tax consequences arising under the laws of any local, state, or foreign jurisdictions and does not consider any aspects of U.S. federal tax law other than income taxation. The discussion deals only with Notes held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address tax considerations applicable to Holders of Notes that may be subject to special tax rules, such as dealers or traders in securities, banks and certain other financial institutions, tax-exempt entities, retirement plans and other tax-deferred accounts, regulated investment companies, insurance companies, hybrid entities, real estate investment trusts, brokers, persons subject to the alternative minimum tax, investors that have elected mark-to-market accounting, partnerships (or entities treated as partnerships for U.S. federal income tax purposes) and other pass-through entities holding Notes, persons holding Notes as a part of an integrated conversion or constructive sale transaction, or as part of a straddle or a synthetic security, or certain U.S. expatriates or former long-term residents of the United States. This summary also does not address tax consequences to U.S. Holders (as defined below) of Notes as a result of the use of a “functional currency” that is not the U.S. dollar. This summary assumes that the Notes are not U.S. real property interests within the meaning of Section 897 of the Code.

If a partnership holds Notes, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partner and the partnership. A partner in a partnership holding the Notes should consult an independent tax advisor regarding the tax consequences of the receipt of cash in exchange for Notes pursuant to the exercise of a Fundamental Change Repurchase Right or conversion right.

This summary is based on the Code, and regulations, rulings and judicial decisions as of the date hereof, all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

As used in this Notice, a “U.S. Holder” of a Note means a beneficial owner of a Note that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.  As used in this Notice, a “non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes (i) a nonresident alien individual; (ii) a foreign corporation (or other entity treated as a foreign corporation for U.S. federal income tax purposes); or (iii) a foreign estate or trust.

THE DISCUSSION SET OUT BELOW IS INTENDED ONLY AS A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF NOTES. PERSONS CONSIDERING EXERCISING THEIR FUNDAMENTAL CHANGE REPURCHASE RIGHT OR CONVERTING NOTES PURSUANT TO THEIR CONVERSION RIGHTS SHOULD CONSULT THEIR OWN

TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION. THE STATEMENTS OF U.S. FEDERAL INCOME TAX CONSIDERATIONS SET OUT BELOW ARE BASED ON THE LAWS AND REGULATIONS IN FORCE AND INTERPRETATIONS THEREOF AS OF THE DATE OF THIS FUNDAMENTAL CHANGE REPURCHASE RIGHT NOTICE, AND ARE SUBJECT TO CHANGES OCCURRING AFTER THAT DATE.

Tax Considerations for U.S. Holders

Disposition of a Note. A disposition of a Note by a U.S. Holder pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights generally will be a taxable transaction to such U.S. Holder for U.S. federal income tax purposes. Subject to the discussions under “—Accrued Interest” and “—Market Discount” below, a U.S. Holder generally will recognize capital gain or loss upon the disposition of the Note in an amount equal to the difference between the amount of cash received on the disposition, other than amounts attributable to accrued but unpaid interest (which will be taxable as described under “—Accrued Interest” below), and the U.S. Holder’s adjusted tax basis in the Note. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at the time of the sale. Non-corporate U.S. Holders generally are subject to reduced rates of U.S. federal income taxation on long-term capital gains. The deductibility of capital losses is subject to certain limitations.

A U.S. Holder’s adjusted tax basis in a Note generally will equal the cost of the Note to the U.S. Holder. If a U.S. Holder has elected to include “market discount” (as described below) in income as it accrues, then the U.S. Holder’s tax basis in a Note will be increased by any market discount previously included in gross income. If a U.S. Holder purchased a Note for an amount greater than its principal amount, then the U.S. Holder’s tax basis in the Note will be decreased by the amount of any such excess that the U.S. Holder has elected to offset against interest income as amortizable bond premium.

Accrued Interest. Amounts received by a U.S. Holder upon the disposition of a Note pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights that are attributable to accrued and unpaid interest will be taxable to the U.S. Holder as ordinary interest income, to the extent that such interest has not been previously included in income.

Market Discount. Gain recognized by a U.S. Holder upon the disposition of a Note pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights will be treated as ordinary income to the extent of any market discount on the Note that has accrued during the period that the exercising U.S. Holder held such Note, unless the U.S. Holder has made an election to include market discount in income as it accrues. A Note generally will be treated as having market discount if the stated redemption price at maturity of the Note exceeded the U.S. Holder’s tax basis in that Note immediately after acquisition by more than a statutorily defined de minimis amount. Market discount accrues on a ratable basis, unless the U.S. Holder has elected to accrue market discount using a constant-yield method for U.S. federal income tax purposes.

Backup Withholding and Information Reporting.  Information returns generally will be filed with the IRS in connection with payments attributable to accrued but unpaid interest on, and payment of the proceeds from the disposition of, the Notes.  A U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the Paying Agent and comply with certain certification procedures or otherwise fails to establish an exemption from backup withholding.  The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Considerations for Non-U.S. Holders

The following discussion applies only to non-U.S. Holders, and assumes that no item of income, gain, deduction or loss derived by the non-U.S. Holder in respect of a Note at any time is effectively connected with the conduct of a U.S. trade or business.

Disposition of a Note. Subject to the discussions under “—Accrued Interest” above and “—Backup Withholding and Information Reporting” below, a non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the disposition of a Note pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights, unless the non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met. If a non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year of the sale of a Note and certain other requirements are met, then such non-U.S. Holder generally will be subject to U.S. federal income tax at a flat rate of 30% (unless a lower applicable treaty rate applies) on any realized gain on the disposition of a Note, net of certain capital losses, if any.

Accrued Interest. Subject to the discussion under “—Backup Withholding and Information Reporting” below, amounts paid to a non-U.S. Holder upon the disposition of a Note pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights that are allocable to accrued and unpaid interest on the Notes will not be subject to U.S. federal income or withholding tax, provided that:

(i)      the non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(ii)      the non-U.S. Holder is not a controlled foreign corporation related to us, actually or constructively, through stock ownership; and

(iii)    either (1) the non-U.S. Holder provides its name and address on an IRS Form W-8BEN (or other applicable form), and certifies, under penalties of perjury, that it is not a United States person as defined under the Code or (2) the non-U.S. Holder holds its notes through certain foreign intermediaries and satisfies the certification requirements of applicable United States Department of the Treasury regulations.

Backup Withholding and Information Reporting.  Information returns generally will be filed with the IRS in connection with payments attributable to accrued but unpaid interest on the Notes.  Unless the non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with payment of the proceeds from the disposition of the Notes and the non-U.S. Holder may be subject to U.S. backup withholding on payments attributable to accrued but unpaid interest on the Notes or on the proceeds from the disposition of the Notes.  The certification procedures required to claim the exemption from withholding tax on accrued interest described above will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against the non-U.S. Holder’s U.S. federal income tax liability and may entitle the non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Treatment of Non-Exercising Holders

A Holder that does not exercise its Fundamental Change Repurchase Right or conversion rights with respect to a Note generally should not incur U.S. federal income tax liability with respect to the Note as a result of the consummation of the repurchase of Notes by the Company pursuant to this Notice.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF NOTES IN LIGHT OF THEIR CIRCUMSTANCES. HOLDERS OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE EXERCISE OF THEIR FUNDAMENTAL CHANGE REPURCHASE RIGHT OR CONVERSION RIGHTS, INCLUDING THE EFFECT OF ANY FEDERAL, STATE, FOREIGN OR OTHER TAX LAWS.

12.      Additional Information. The Company is currently subject to the reporting and other informational requirements of the Exchange Act and in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available on the SEC’s website at http://www.sec.gov.

As described in “Section 7―Plans or Proposals of the Company” above, after the consummation of the Merger, the Shares ceased trading on NASDAQ.  The Company currently intends to file a Form 15 with the SEC to terminate the registration of the Shares under the Exchange Act and suspend its reporting obligations under Section 15(d) of the Exchange Act.  The Company expects the termination of registration to become effective on or around February 3, 2014.

SPHIL and Purchase have filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Fundamental Change Repurchase Right. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto (including this Notice and the Second Supplemental Indenture), may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The Company is incorporating by reference in this Notice some of the information that we file and which is filed by Shire with the SEC, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Notice. We incorporate by reference the documents listed below:

•      the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed on February 27, 2013;

•      the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, filed on May 1, 2013, for the quarterly period ended June 30, 2013, filed on August 1, 2013 and for the quarterly period ended September 30, 2013, filed on October 31, 2013;

•      the Company’s Current Reports on Form 8-K, filed on November 12, 2013, November 14, 2013 and January 24, 2014 (including all exhibits attached thereto);

•      all other reports filed by the Company with (but not furnished to) the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above;

•      all documents filed with (but not furnished to) the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Notice and prior to the Fundamental Change Expiration Time;

•      the Form of Indenture between the Company and the Trustee, filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-3, filed on March 19, 2007;

•      the First Supplemental Indenture between the Company and the Trustee, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on March 26, 2007;

•      the Second Supplemental Indenture, dated January 24, 2014, between the Company and the Trustee, filed as Exhibit (d)(3) to the Company’s Tender Offer Statement on Schedule TO, filed on January 24, 2014;

•           Facilities Agreement dated November 11, 2013 among Shire plc, Morgan Stanley Bank International Limited, as mandated lead arranger and bookrunner, a syndicate of lenders and the other parties thereto, filed as Exhibit 10.1 to the Current Report on Form 8-K filed by Shire on November 12, 2013;

•           Multicurrency revolving and swingline facilities agreement as at November 23, 2010 by and among Shire plc & with a number of financial institutions, for which Abbey National Treasury Services Plc (trading as Santander Global Banking and Markets), Bank of America Securities Limited, Barclays Capital, Citigroup Global Markets Limited, Lloyds TSB Bank plc and The Royal Bank of Scotland plc acted as mandated lead arrangers and bookrunners, filed as Exhibit 10.28 to the Current Report on Form 10-K filed by Shire on February 23, 2011;

•           Letter agreement dated December 13, 2013 among Shire plc, Morgan Stanley Bank International Limited, as agent, and the other parties thereto, filed as Exhibit 10.1 to the Current Report on Form 8-K filed by Shire on December 16, 2013);

•           Confirmation of Convertible Bond Hedge Transaction, dated as of March 20, 2007, by and between ViroPharma Incorporated and Credit Suisse International and Credit Suisse, New York Branch, as agent for Credit Suisse International, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on March 26, 2007;

•           Confirmation of Convertible Bond Hedge Transaction, dated as of March 20, 2007, by and between ViroPharma Incorporated and Wells Fargo Bank, National Association, filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on March 26, 2007;

•           Confirmation of Issuer Warrant Transaction dated as of March 20, 2007, by and between ViroPharma Incorporated and Credit Suisse International and Credit Suisse, New York Branch, as agent for Credit Suisse International, filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on March 26, 2007;

•           Confirmation of Issuer Warrant Transaction, dated as of March 20, 2007, by and between ViroPharma Incorporated and Wells Fargo Bank, National Association, filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed on March 26, 2007;

•           Amendment to Confirmation of Issuer Warrant Transaction dated as of March 22, 2007, by and between ViroPharma Incorporated and Credit Suisse International and Credit Suisse, New York Branch, as agent for Credit Suisse International, filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed on March 26, 2007;

•           Amendment to Confirmation of Issuer Warrant Transaction, dated as of March 22, 2007, by and between ViroPharma Incorporated and Wells Fargo Bank, National Association, filed as Exhibit 10.6 to the Company’s Current Report on Form 8-K, filed on March 26, 2007;

•      Form of Partial Unwind Agreement with respect to the Note Hedge Transaction Confirmation between ViroPharma Incorporated and Credit Suisse International, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on March 24, 2009;

•      Form of Partial Unwind Agreement with respect to the Warrant Confirmation between ViroPharma Incorporated and Credit Suisse International, filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on March 24, 2009;

•      Form of Partial Unwind Agreement with respect to the Note Hedge Transaction Confirmation between ViroPharma Incorporated and Wells Fargo Bank, National Association, filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on March 24, 2009; and

•      Form of Partial Unwind Agreement with respect to the Warrant Confirmation  between ViroPharma Incorporated and Wells Fargo Bank, National Association, filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed on March 24, 2009;

For more information about the Offer and the Merger, you should review the Tender Offer Statement on Schedule TO, as amended, filed by SPHIL and Merger Sub with the SEC on November 25, 2013, and the Company’s Solicitation /Recommendation Statement on Schedule 14D-9, as amended, filed by the Company with the SEC on November 25, 2013. A copy of the Merger Agreement is filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 12, 2013.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct. You should not assume that the information in this document or any other of the documents referred to above is accurate as of any date other than the date of the applicable documents.

If a material change occurs in the information set forth in this Notice, we will amend the Schedule TO accordingly.

13.      No Solicitations. The Company has not, directly or indirectly, employed, retained or compensated any person to make solicitations or recommendations in connection with the Fundamental Change Repurchase Right.

14.      Conflicts. In the event of any conflict between this Notice, on the one hand, and the terms of the Indenture or the Notes or any applicable laws, on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Company, SPHIL, Shire or any of their respective affiliates, or its or their respective boards of directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is

making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for repurchase, or to exercise the conversion rights, pursuant to this Notice. Each Holder must make such Holder’s own decision as to whether or not to surrender Notes for repurchase or to exercise the conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert, based on such Holder’s assessment of the current market value of the Notes and other relevant factors.

VIROPHARMA INCORPORATED

January 24, 2014

ANNEX A
BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each of the members of the Company’s Board of Directors and each of the Company’s executive officers. The business address of each person set forth below is 730 Stockton Drive, Exton, Pennsylvania 19341 and the telephone number is (610) 458-7300.

Directors

Name	Title
Jeffrey Poulton	Director
Jonathan Poole	Director
Ellen Rosenberg	Director

Executive Officers

Name	Title
Jeffrey Poulton	President
Ellen Rosenberg	Secretary